Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of eMagin Corporation and subsidiary of our report dated March 11, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2012.

/s/ McGladrey LLP

Seattle, Washington
June 12, 2013